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Exhibit (1)(c)

MARYLAND STATE DEPARTMENT OF ASSESSMENTS
AND TAXATION, APPROVED FOR RECORD 4/27/90


                   SANFORD C. BERNSTEIN FUND, INC.

                       ARTICLES SUPPLEMENTARY

     Sanford C. Bernstein Fund, Inc., a Maryland corporation, having its principal office c/o the Prentice-Hall Corporation System, Maryland, 1123 North Eutaw Street, Baltimore, Maryland 21201 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is one billion (1,000,000,000) shares, of the par value of one tenth of one cent $.001 (the "Shares"), and of the aggregate par value of one million dollars ($1,000,000).

     SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly designed and established the following classes of shares:

Bernstein California
Municipal                            100,000,000 shares

Bernstein Short
Duration Plus                        100,000,000 shares

Bernstein New York
Municipal                            100,000,000 shares

Bernstein Diversified
Municipal                            100,000,000 shares

Bernstein Intermediate
Duration                             100,000,000 shares

Bernstein Government
Short Duration                       100,000,000 shares

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     The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such classes are as set forth in paragraph (b) of Section 1 of Article V of the Charter of the Corporation.

     THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.


     FOURTH: The total number of Shares of capital stock that the Corporation has authority to issue has not been changed by the Board of Directors.

     The undersigned, President of Sanford C. Bernstein Fund, Inc., has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, these Articles Supplementary have been executed on behalf of Sanford C. Bernstein Fund, Inc. this 25th day of April, 1990.

SANFORD C. BERNSTEIN FUND, INC.
Roger Hertog
President

Attest:
Jean Margo Reid
Acting Secretary